Exhibit 99.1

  First Consulting Group (FCG) Reports Fourth Quarter and Fiscal 2006 Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--March 13, 2007--FCG
(NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported financial results for the fourth quarter and fiscal year ended December 29, 2006.

    For the fourth quarter of 2006, revenues before out-of-pocket reimbursements ("net revenues") were $66.7 million, up 2% from $65.2 million in the third quarter of 2006, and down 4% from $69.7 million in the fourth quarter of 2005.

    Net income was $5.1 million, or $0.19 per diluted share, for the fourth quarter of 2006 compared to net income of $6.1 million, or $0.23 per diluted share, for the third quarter of 2006, and a loss of $10.2 million, or $0.41 per share, for the fourth quarter of 2005. The higher net income in the third quarter of 2006 is primarily attributable to approximately $700,000 of other income related to the sale of the Company's CyberView asset to another party during that quarter.

    For fiscal 2006, revenues were $264.1 million compared to $278.4 million in 2005. The 5% decrease year over year was primarily due to the completion of two outsourcing contracts at the end of the fourth quarter of 2005. This decline was partially offset by new contracts at Continuum Health Partners and Centura Health that were awarded in the third quarter of 2005.

    For fiscal 2006, the Company reported net income of $20.9 million, or $0.80 per diluted share, compared to a loss from continuing operations of $18.1 million, or $0.74 per share, in fiscal 2005. The pre-tax loss of $6.8 million in fiscal year 2005 included $5.1 million in the fourth quarter in severance and facility closure charges. Also included in the 2005 fiscal year loss were $14.2 million of non-cash tax valuation allowances taken due to the Company's fiscal year 2005 pre-tax loss and previous history of cumulative losses.

    During fiscal year 2006, FCG booked a tax provision of 7.5% because of the existence of net operating loss carryforwards.

    Total cash and investments increased to $63.5 million at the end of 2006 from $35.1 million at the end of 2005, an increase of $28.4 million during the year. FCG continues to have no debt.

    Larry Ferguson, FCG's chief executive officer, said, "Sixteen months ago, our board of directors mandated management change and the Company began its turnaround efforts in the fourth quarter of 2005. In 2006, we made good progress by returning to profitability and rebuilding our cash position and balance sheet. While our 2006 results are a positive step, we still have work ahead of us. We have placed new leadership in most of our businesses, and as of the start of 2007, we now have more revenue-focused managers running each of our businesses. For 2007, our strategy is to continue to operate our business units profitably while investing responsibly in sales and building a culture where return to our stockholders, accountability, and pay-for-performance are key long-term operating concepts. Our objective is to build towards profitable growth in 2007 and beyond."

    Outlook

    FCG expects revenues for the first quarter of 2007 to be in the range of $64 million to $66 million with continued operating profitability and positive cash flow. Additionally, the Company currently expects its level of pre-tax operating profit to be lower than it was in the fourth quarter of 2006. The expected decrease in operating profit is due to lower revenues anticipated in Health Delivery Services and Software Services and increased investment in sales as the Company seeks to improve its pipeline of business in Health Delivery Services and Outsourcing. These investments are expected to better position the Company for improved growth in the second half of 2007 and beyond.

    The Health Delivery Services business unit is operating profitably and has recently made some key hires in the sales area, and is looking to capitalize on those investments beginning in the second quarter of 2007. The business unit sees continued opportunity for a global delivery approach, which can utilize the Company's onsite, offsite and offshore resources to deliver quality services to a client at a more attractive overall project cost.

    In addition to building pipeline, Health Delivery Outsourcing is focused on creating operating efficiencies and improved profitability in its current outsourcing contracts. The renewal of the Company's contract with the University of Pennsylvania Health System (UPHS), which currently represents approximately $27 million in annual revenues, is still undetermined. The UPHS agreement is currently scheduled to expire on March 31, 2007 and if not renewed, the contract automatically converts to a six month period of post-expiration transition services. The client has informed the Company that it is considering multiple alternatives, one of which would involve FCG retaining some or most of its current operating and project responsibilities. In late February 2007, the Company announced a three-year, $15 million renewal of its IT outsourcing engagement at New York Blood Center. The original engagement with NYBC was signed in January 2001.

    The Company's Health Plan, Life Sciences and Software Services business units are all expected to remain profitable in the first quarter of 2007, and FCG continues to see longer-term potential with its FirstGateways(TM) software product.

    The Company anticipates that its tax provision during 2007 will move closer to its historical full rates as the Company expects to exhaust its net operating loss carryforwards during the first half of 2007. The result will be lower net income than the Company realized in 2006 as a result of the low 7.5% tax provision during the past fiscal year. Currently, the Company is projecting a tax rate of approximately 30% in 2007, before returning to a full statutory rate in 2008.

    Fourth Quarter and Fiscal 2006 Conference Call

    FCG will hold an investor conference call today to discuss 2006 fourth quarter and year-end results. Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:45 p.m. PDT (4:45 p.m. EDT). To participate in the teleconference, approximately 10 minutes prior to the above start time, please call 877-574-8878 (toll-free) (or 706-634-6364 for international callers) and reference "FCG." The teleconference is also available live via the Internet at www.fcg.com (click on the "Investor Relations" link) or www.earnings.com. These web sites will host an archive of the call. Additionally, a telephone playback will be available beginning at 3:45 p.m. PDT on March 13 through 9 p.m. PDT on March 20. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 9074046.

    2007 Annual Meeting of Stockholders

    FCG indicated that its 2007 Annual Meeting of Stockholders will be held at 10:00 a.m. PDT on Thursday, June 7, 2007 at the Company's Long Beach, California corporate office.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of First Consulting Group, Inc. These risks and uncertainties include:
(a) FCG's ability to build its pipeline of potential business and close new business, including contract renewals at existing large accounts, at a level sufficient for FCG to maintain or grow revenues;
(b) clients canceling, modifying or delaying current or prospective engagements with FCG for any reason; (c) FCG's ability to manage client expectations, service levels and profitability on its outsourcing accounts and projects; (d) the ability of FCG's management team to manage a diverse group of business units, and the ability of new business unit leads in Health Delivery Services and Health Delivery Outsourcing to improve sales effectiveness and maintain and grow profitability; and (e) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.



First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)

                                 3 Months Ended      12 Months Ended
                              -------------------- -------------------
                               Dec 29,    Dec 30,   Dec 29,   Dec 30,
                                2006       2005      2006      2005
                              ---------- --------- --------- ---------

Revenues before reimbursements
 (net revenues)                 $66,652   $69,658  $264,102  $278,438
Reimbursements                    3,144     3,393    13,740    14,714
                              ---------- --------- --------- ---------
     Total revenues              69,796    73,051   277,842   293,152

Cost of services before
 reimbursable expenses           48,316    55,692   191,039   216,090
Reimbursable expenses             3,144     3,393    13,740    14,714
                              ---------- --------- --------- ---------
     Total cost of services      51,460    59,085   204,779   230,804

                              ---------- --------- --------- ---------
     Gross profit                18,336    13,966    73,063    62,348

Selling expenses                  3,834     6,504    16,272    27,977
General and administrative
 expenses                         9,692    11,991    37,071    42,060
                              ---------- --------- --------- ---------
     Operating income (loss)      4,810    (4,529)   19,720    (7,689)
Interest income, net                763       317     2,172       991
Other income (expense), net          19       (13)      659       (64)
                              ---------- --------- --------- ---------
     Income (loss) from
      continuing operations
      before income taxes         5,592    (4,225)   22,551    (6,762)
Income tax provision                504     5,929     1,691    11,310
                              ---------- --------- --------- ---------
     Income (loss) from
      continuing operations       5,088   (10,154)   20,860   (18,072)
Loss on discontinued
 operations, net of tax
 benefit                              -         -         -      (537)
                              ---------- --------- --------- ---------
     Net income (loss)           $5,088  $(10,154)  $20,860  $(18,609)
                              ========== ========= ========= =========

Basic EPS:
     Income (loss) from
      continuing operations,
      net of tax                  $0.20    $(0.41)    $0.82    $(0.74)
     Loss on discontinued
      operations, net of tax          -         -         -     (0.02)
                              ---------- --------- --------- ---------
Net income (loss)                 $0.20    $(0.41)    $0.82    $(0.76)
                              ========== ========= ========= =========

Diluted EPS:
     Income (loss) from
      continuing operations,
      net of tax                  $0.19    $(0.41)    $0.80    $(0.74)
     Loss on discontinued
      operations, net of tax          -         -         -     (0.02)
                              ---------- --------- --------- ---------
Net income (loss)                 $0.19    $(0.41)    $0.80    $(0.76)
                              ========== ========= ========= =========

Basic weighted avg. shares       25,966    24,481    25,297    24,442
Diluted weighted avg. shares     27,028    24,481    25,989    24,442




First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
 (in thousands except per share data)

                                                     Dec 29,  Dec 30,
                                                      2006     2005
                                                     -------- --------

Cash, cash equivalents, and investments              $63,497  $35,106
Accounts receivable, net                              20,559   20,993
Unbilled receivables                                  12,252   12,352
Current assets                                       100,279   71,983
Total assets                                         151,493  121,632
Current liabilities                                   29,958   32,714
Long-term debt                                             -        -
Total stockholders' equity                           111,342   78,746





Selected Business Metrics

                                     Q4     Q3     Q2     Q1     Q4
                                     2006   2006   2006   2006   2005
                                    ------ ------ ------ ------ ------

Revenues before reimbursements (net
 revenues) ($ in millions)           66.7   65.2   65.5   66.7   69.7
Out-of-pocket reimbursements ($ in
 millions)                            3.1    3.3    3.5    3.8    3.4
  Total revenues ($ in millions)     69.8   68.5   69.0   70.5   73.1
Gross margin %                       27.5   27.9   28.1   27.1   20.0
Selling expense %                     5.8    6.2    6.2    6.6    9.3
General and admin expense %          14.5   13.7   14.2   13.8   17.2
Operating income (loss) %             7.2    8.0    7.8    6.8   (6.5)
Utilization %                        75.6   78.7   80.3   80.3   76.4
Total associates                    2,716  2,612  2,391  2,394  2,681
Billable associates                 1,625  1,553  1,345  1,342  1,342
Outsourcing associates                745    733    727    746  1,032
Days sales outstanding                 28     34     39     39     34





Delivery Units Selected Financial Metrics

Health Delivery Services                  Q4    Q3    Q2    Q1    Q4
                                          2006  2006  2006  2006  2005

Revenues before reimbursements (net
 revenues) ($ in millions)               14.1  14.2  15.0  16.5  16.5
Out-of-pocket reimbursable expenses ($
 in millions)                             2.0   2.0   2.2   2.5   2.4
Total revenues ($ in millions)           16.1  16.2  17.2  19.0  18.9
Gross margin %                           38.6  41.4  38.2  38.6  29.9
Utilization %                            78.6  78.9  75.6  80.2  75.8
Billable associates                       205   196   199   205   230
Total associates                          219   215   219   225   263


Health Delivery Outsourcing               Q4    Q3    Q2    Q1    Q4
                                          2006  2006  2006  2006  2005

Revenues before reimbursements (net
 revenues) ($ in millions)               27.9  26.9  26.8  27.4  35.0
Out-of-pocket reimbursable expenses ($
 in millions)                               -     -     -     -     -
Total revenues ($ in millions)           27.9  26.9  26.8  27.4  35.0
Gross margin %                           12.7  13.3  14.0  12.3  11.0
Total associates                          644   634   631   646   903


Health Plan                               Q4    Q3    Q2    Q1    Q4
                                          2006  2006  2006  2006  2005

Revenues before reimbursements (net
 revenues) ($ in millions)                8.6   8.1   7.4   6.8   5.0
Out-of-pocket reimbursable expenses ($
 in millions)                             0.9   0.9   0.9   0.9   0.6
Total revenues ($ in millions)            9.5   9.0   8.3   7.7   5.6
Gross margin %                           26.3  24.6  28.4  33.3  30.4
Utilization %                            86.5  91.2  87.1  91.3  81.1
Billable associates                        74    76    60    61    50
Total associates                           99   100    85    86    75


Life Sciences                             Q4    Q3    Q2    Q1    Q4
                                          2006  2006  2006  2006  2005

Revenues before reimbursements (net
 revenues) ($ in millions)                8.1   8.2   8.3   7.7   5.4
Out-of-pocket reimbursable expenses ($
 in millions)                             0.1   0.1   0.2   0.2   0.2
Total revenues ($ in millions)            8.2   8.3   8.5   7.9   5.6
Gross margin %                           58.5  49.4  45.5  38.8  23.1
Utilization %                            74.7  69.2  70.0  68.2  69.7
Billable associates                        92    95   103   109   113
Total associates                          116   120   123   130   135


Software Services                         Q4    Q3    Q2    Q1    Q4
                                          2006  2006  2006  2006  2005

Revenues before reimbursements (net
 revenues) ($ in millions)                7.2   7.2   6.8   6.6   6.2
Out-of-pocket reimbursable expenses ($
 in millions)                             0.1   0.1   0.1   0.1   0.1
Total revenues ($ in millions)            7.3   7.3   6.9   6.7   6.3
Gross margin %                           35.8  36.1  41.4  38.0  39.1
Utilization %                            76.3  83.4  85.5  85.5  83.3
Billable associates                       577   570   500   463   445
Total associates                          651   617   550   508   489


Shared Services Centers                   Q4    Q3    Q2    Q1    Q4
                                          2006  2006  2006  2006  2005

Utilization %                            73.0  74.4  78.5  76.8  70.9
Billable associates                       672   608   470   487   477
Outsourcing associates                     83    81    78    81   111
Total associates                          838   778   630   645   664

    CONTACT: First Consulting Group, Inc.
             Larry Ferguson, CEO
             562-624-5220
             Thomas Watford, EVP, COO and CFO
             562-624-5222